UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2026

1606 Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-56467	86-1497346
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

2425 E. Camelback Rd, Suite 150 Phoenix, AZ 85016
(Address of principal executive offices, including zip code)

(602) 481-1544
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2026, 1606 Corp., a Nevada corporation (the "Company"), and Sim Agro Inc., a Texas corporation ("Sim Agro"), entered into a Termination and Mutual Release Agreement (the "Termination Agreement"), pursuant to which the Company and Sim Agro mutually terminated the Agreement and Plan of Stock Exchange, dated as of May 2, 2026, by and between the Company and Sim Agro (the “Exchange Agreement”), and abandoned the acquisition and the transactions contemplated thereby. The Exchange Agreement was previously disclosed by the Company in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 4, 2026.

The closing contemplated by the Exchange Agreement never occurred, the acquisition was never consummated, no shares of the Company’s common stock or capital stock of Sim Agro contemplated by the acquisition were issued, and no acquisition consideration was paid. Certain agreements, instruments and other documents had been executed or delivered in anticipation of the contemplated closing. Under the Termination Agreement, the parties agreed that such documents did not become operative or effective because the closing did not occur and, to eliminate any uncertainty, agreed to rescind, terminate and cancel those documents as provided in the Termination Agreement.

Under the Termination Agreement, the Company and Sim Agro provided mutual releases and covenants not to sue with respect to claims arising out of or relating to the proposed acquisition, the Exchange Agreement, the failure of the closing to occur, and the termination and abandonment of the transaction, in each case subject to the exceptions contained in the Termination Agreement. The Termination Agreement expressly preserves specified creditor and other rights relating to ENMAS EPC Power Projects Limited (“ENMAS”), Jefferson Enterprises and the applicable power plant assets, while providing that the Company has no obligation or liability arising under the specified Pre-Closing Documents, including the promissory note in the original principal amount of $422,322 (the “Debt Note”), as provided in the Termination Agreement.

Sim Agro agreed that, as between Sim Agro and the Company, Sim Agro remains solely responsible for the applicable ENMAS indebtedness, obligations, liabilities and claims, and agreed to indemnify, defend and hold harmless the Company and the applicable released parties against ENMAS-related claims, including the advancement and payment of applicable defense costs, subject to the terms of the Termination Agreement. Under the Termination Agreement, each party bears its own costs and expenses incurred in connection with the Termination Agreement, and no termination fee or other early termination penalty was payable by the Company in connection with the termination of the Exchange Agreement.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is incorporated into this Item 1.02 by reference. As previously reported, on May 2, 2026, the Company and Sim Agro entered into the Exchange Agreement. On September 28, 2026, the Company and Sim Agro entered into the Termination Agreement, pursuant to which the parties mutually terminated the Exchange Agreement, effective as of that date, and abandoned the acquisition and the transactions contemplated thereby.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Termination and Mutual Release Agreement, dated as of September 28, 2026, by and between 1606 Corp. and Sim Agro Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1606 Corp.

Date: October 2, 2026	By:	/s/ Austen Lambrecht
Austen Lambrecht, Chief Executive Officer

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